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                                                                   EXHIBIT 10.18

Confidential                                                Final Execution Copy

[***] INDICATES MATERIAL THAT HAS BEEN OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED. ALL SUCH OMITTED MATERIAL HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

                        DEVELOPMENT AND LICENSE AGREEMENT

         This Development and License Agreement (the "Agreement"), entered into as of the July 18, 2003 (the "Effective Date"), is made by and between ADVANCIS PHARMACEUTICAL CORP., a company organized and existing under the laws of the state of Delaware and having a place of business at 20425 Seneca Meadows Parkway, Germantown, Maryland 20876 ("ADVANCIS"), and GLAXO GROUP LIMITED, a company incorporated in England and Wales, having its registered office at Glaxo Wellcome House, Berkeley Avenue, Greenford, Middlesex, England UB6 0NN ("GSK").

         WHEREAS, ADVANCIS is the owner of certain patents and know-how relating to formulations for the delivery of antibiotics; and

         WHEREAS, GSK desires to obtain, and ADVANCIS desires to grant to GSK, an exclusive right and license to such patents and know-how with respect to any product that contains Compound (as defined below) and a Beta Lactamase Inhibitor, on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         As used in this Agreement, the following capitalized terms shall have the meanings set forth below

         1.1 "ADVANCIS PATENTS" means (1) all Patents in the Territory in existence as of the Effective Date or during the Term of this Agreement claiming generically or specifically: Compound or Products, a method for manufacturing or formulating Compound or Products, an intermediate used in such process or a use of Compound or Products, or any other process which claims the making, use, sale, offer for sale or importation of Compound or Products in the Territory; that is owned or Controlled, in whole or in part, by license, assignment, or otherwise by ADVANCIS as of the Effective Date, or during the Term of the Agreement. The current list of patent applications and patents encompassed within ADVANCIS Patents is set forth in Schedule 1.2, and such list shall be updated by ADVANCIS on a semi-annual basis during the Term of

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the Agreement. For the avoidance of doubt, ADVANCIS Patents does not include any
Program Intellectual Property. Unpublished ADVANCIS Patents shall be
Confidential Information of ADVANCIS subject to Section 9.1. Notwithstanding the foregoing, ADVANCIS Patents do not include any patent or patent application licensed to ADVANCIS after the Effective Date that requires ADVANCIS to pay a royalty based on Product sold by GSK, its Affiliates or their Sublicensees unless GSK agrees to pay such royalty, which royalty shall be deductible under
Section 4.6.

         1.2 "ADVANCIS KNOW-HOW" means Know-How owned or Controlled by ADVANCIS as of the Effective Date or during the Term of this Agreement. ADVANCIS Know-How shall be Confidential Information of ADVANCIS subject to Section 9.1. For the avoidance of doubt, ADVANCIS Know-How does not include any Program Intellectual Property. Notwithstanding the foregoing, ADVANCIS Know-How does not include any of the foregoing licensed to ADVANCIS after the Effective Date that requires ADVANCIS to pay a royalty based on Product sold by GSK, its Affiliates or their Sublicensees unless GSK agrees to pay such royalty, which royalty shall be creditable under Section 4.6.

         1.3 "AFFILIATE" means any legal entity (such as a corporation, partnership, or limited liability company) that directly or indirectly Controls, is Controlled by, or is under common Control with a Party to this Agreement. For the purposes of this definition, the term "Control" means: (1) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities (or such lesser percentage required under local jurisdiction); (2) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business or other business organization without voting securities; or (3) the ability to direct the affairs of any such entity.

         1.4 "ARISING TECHNOLOGY" means Patents and Know-How other than Program Intellectual Property developed by either Party in the course of performing activities subject to this Agreement.

         1.5 "BETA LACTAMASE INHIBITOR" means a compound that inhibits the enzyme Beta-Lactamase produced by one or more clinically relevant infectious microorganisms including all racemates, chelates, complexes, enantiomers, diastereoisomers, salts, bases, esters, hydrates, solvates, polymorphs, crystal forms, crystal habits, prodrugs, isotopic or radiolabeled equivalents, metabolites, or the like of such Beta Lactamase Inhibitor. By way of illustration, clavulanic acid is a Beta Lactamase Inhibitor.

         1.6 "COMMERCIALLY REASONABLE EFFORTS" means, with respect to development and regulatory approval, in a country, efforts and resources that are calculated to initiate clinical trials with respect to and to obtain regulatory approval of Product within a time period that is comparable to similar GSK products that are at a similar stage of development, technical risk and commercial potential, and with respect to Commercialization in a country, efforts and resources that are comparable to those used for a GSK product of similar commercial potential.

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         1.7      "COMPOUND" means the compound amoxicillin, including all
racemates, chelates, complexes, enantiomers, diastereoisomers, salts, bases, esters, hydrates, solvates, polymorphs, crystal forms, crystal habits, prodrugs, isotopic or radiolabeled equivalents, metabolites, or the like, thereof and all mixtures of any of the foregoing.

         1.8 "COMMERCIALIZATION" means the marketing, promotion, advertising, selling or distribution of a Product in a country after approval for commercial sale has been obtained in such country. The term "Commercialize" has a correlative meaning.

         1.9 "CONFIDENTIAL INFORMATION" means, subject to Section 9.1, (1) any proprietary or confidential information or material in tangible form disclosed by the Disclosing Party hereunder that is marked as "Confidential" at the time it is delivered to the Receiving Party, and/or (2) proprietary or confidential information disclosed orally hereunder that is identified as confidential or proprietary when disclosed and such disclosure of confidential information is confirmed in writing within a reasonable period of time thereafter by the Disclosing Party.

         1.10     "CONSULTANTS" has that meaning ascribed to such term in
Section 3.4(c) below.

         1.11 "CONTROL," "CONTROLS," "CONTROLLED" or "CONTROLLING" means (except with respect to "Affiliate" as defined in Section 1.3) possession of the ability to grant the licenses or sublicenses as provided herein without violating the terms of any license agreement or other arrangement with any Third Party, or any government regulation or statute.

         1.12 "DISCLOSING PARTY" means a Party that discloses its Confidential Information to the other Party.

         1.13 "EFFECTIVE PROFILE" means a pharmacokinetic profile for Product which: [***]

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         1.14     "FDA" means the Food and Drug Administration of the United
States Department of Health and Human Services, or any successor agency(ies) thereof performing similar functions.

         1.15 "FIRST COMMERCIAL SALE" means the date of the first commercial invoice for Product sold by GSK or its Affiliate(s) or Sublicensee(s) to a Third Party in a country of the Territory, as part of a nationwide introduction of Product and after approval for commercial sale by the FDA or a Regulatory Authority, as the case may be.

         1.16 "GSK PATENT" means (1) all Patents in the Territory filed or granted after the Effective Date and during the Term of this Agreement claiming generically or specifically: Compound or Products, a method for manufacturing or formulating Compound or Products, an intermediate used in such process or a use of Compound or Products, or which covers the making, use, sale, offer for sale or importation of Compound or Products in the Territory that are owned or Controlled in whole or in part, by GSK or its Affiliate.

         1.17 "GSK PROPRIETARY TECHNOLOGY" means (i) all ideas, inventions, data, instructions, processes, procedures, formulas, expert opinions and information, including, without limitation, biological, chemical, toxicological, pharmacological, physical and analytical, clinical, analytical, stability, safety, manufacturing and quality control data and information which are in existence as of the Effective Date or which come into existence after the Effective Date and which are owned or Controlled by GSK(other than through a license granted to GSK under this Agreement by ADVANCIS), and which are identified by GSK to ADVANCIS as GSK Proprietary Technology (ii) all GSK Sole Inventions and Program Intellectual Property which are improvements to or are based on, incorporate, or derived from anything in subsection (i) above. GSK may identify GSK Proprietary Technology to ADVANCIS in (1) any tangible form that is marked as "GSK Proprietary Technology" at the time it is disclosed to ADVANCIS or (2) if disclosed orally hereunder, such disclosure is confirmed as GSK Proprietary Technology, in writing, within a reasonable period of time thereafter. For the avoidance of doubt, "GSK Proprietary Technology" does not include published patent applications or granted patents or information or data or know-how or inventions disclosed therein to the extent such information was published or disclosed prior to the identification of such information as GSK Proprietary Technology by GSK to ADVANCIS.

         1.18 "INDEPENDENT PRODUCT" means a pharmaceutical presentation or presentations, intended for once-daily administration, of a combination of the Compound and a Beta Lactamase Inhibitor as the only active components, including but not limited to the Beta Lactamase Inhibitor known as clavulanic acid, and including all racemates, chelates, complexes, enantiomers, diastereoisomers, salts, bases, esters, hydrates, solvates, polymorphs, crystal forms, crystal habits, prodrugs, isotopic or radiolabeled equivalents, metabolites, or the like, of such Beta Lactamase Inhibitor that is not a Product.

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         1.19     "INVENTION" means any invention or discovery, whether
patentable or unpatentable made while performing under this Agreement.

         1.20 "JOINT INVENTION(S)" means any Invention that is conceived or made by at least one employee or agent of ADVANCIS and at least one employee or agent of GSK.

         1.21 "KNOW-HOW" means all data, information, methods, procedures, processes and materials, but only to the extent that such inventions, data, information, methods, procedures, processes and materials relate to the manufacture, research, development, testing or use of a Compound or a Product, including but not limited to, biological, chemical, biochemical, toxicological, pharmacological, metabolic, formulation, clinical, analytical and stability information and data.

         1.22 "LICENSED TECHNOLOGY" means ADVANCIS Know-How and ADVANCIS Patents that are licensed to GSK under this Agreement.

         1.23 "NEW DRUG APPLICATION" or "NDA" means a New Drug Application as defined in the United States Federal Food, Drug and Cosmetic Act and applicable regulations promulgated thereunder as amended from time to time.

         1.24 "NDA ACCEPTANCE" means the earlier of: (i) receipt by GSK of written notice of acceptance from the FDA of an NDA filed by or on behalf of GSK under this Agreement necessary for Commercialization of Product in the United States, or (ii) sixty (60) days following filing of such an NDA with the FDA so long as GSK has not received a "Notice of Refusal to File" from the FDA with respect to such NDA.

         1.25 "NDA APPROVAL" means approval by the FDA to market Product in the United States, including, the issuance by the FDA of an action letter indicating that an NDA is approved, final FDA approval of promotional materials for Product sufficient for launch, and final FDA approval of manufacturing processes and facilities for Product sufficient that commercial quantities of Product can be manufactured prior to launch. For avoidance of doubt, NDA Approval does not mean that the FDA issues an action letter indicating that an NDA is approvable.

         1.26 "NET SALES" means the [***] sales of Product to Third Parties by GSK and/or its Affiliates and/or their Sublicensees, as recorded by the selling party in accordance with generally accepted accounting principals, less the following:

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                                     [***]

"Net Sales" excludes any amounts invoiced or received in connection with any transfers of a Product between GSK and its Affiliates prior to final disposition to Third Party customers but only where Product is to be resold to a Third Party. "Net Sales" excludes transfers of Product made or used for tests or development purposes, or distributed as donations or samples and for which no payment is received by GSK, or its Affiliates or Sublicensees. In the event that GSK or its Affiliate or Sublicensee sells, transfers or disposes of any Product for consideration, in whole or in part, other than cash, the gross amount used for calculating Net Sales for such Product shall be deemed to be the standard invoice price then being invoiced by GSK, its Affiliates or Sublicensees in arm's length transactions with similar customers . In the event that GSK sells a Product as part of a bundle or group sale with other products not covered by this Agreement, and GSK provides a discount, allowance or rebate to the purchaser of such products based on the invoiced prices for all products sold, such

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discount must be allocated pro rata based on average wholesale prices across all such products and may not be applied disproportionately to the Product sold as part of such bundle.

         1.27 "PATENT" means patents, applications for patents, provisional applications for patents, and any patents issuing therefrom (including any divisionals, continuations, continued prosecution applications and continuations-in-part thereof), reexamination certificates, reissue patents, patent extensions, patent term restorations, supplementary protection certificates, and any foreign equivalents of any of the foregoing.

         1.28 "PARTY" means ADVANCIS or GSK and, when used in the plural, shall mean ADVANCIS and GSK.

         1.29 "PHASE I CLINICAL TRIAL" means the first phase of human clinical trials with the principal purpose of determining the metabolism and pharmacologic actions of a pharmaceutical product for its intended use in healthy individuals or patients, and an early safety profile of the product in order to support its continued testing in similar clinical trials.

         1.30 "PHASE III CLINICAL TRIAL" means a clinical trial, conducted in accordance with 21 C.F.R. 312.21(c) or other applicable regulatory requirements outside the United States, that is conducted after preliminary evidence suggesting effectiveness has been obtained, that is of appropriate size and design to establish that a pharmaceutical product is safe and effective for its intended use, to define warnings, precautions and adverse reactions that are associated with the pharmaceutical product in the dosage range to be prescribed, and to support regulatory approval of such pharmaceutical product or label expansion of such pharmaceutical product.

         1.31 "PRIME RATE" means the prime rate published during the applicable period in the Wall Street Journal, Eastern Edition.

         1.32     "PRODUCT(S)" means any of the following:

                  (a) a pharmaceutical presentation or presentations, including presentations intended for once daily administration, of a combination of the Compound and a Beta Lactamase Inhibitor as the only active components that (a) is derived from or incorporates ADVANCIS Know-How or infringes a Valid Claim of ADVANCIS Patents (a "Category A Product"). In addition, any once-daily product developed or Commercialized by GSK incorporating amoxicillin and a beta-lactamase inhibitor that comprise [* * *] will be deemed to be a Product for purposes of this Agreement whether or not incorporating Licensed Technology.

                                    [* * *]

                  (c) a formulation comprising a combination of Compound, a Beta Lactamase Inhibitor and any therapeutically active compound or excipient, that is derived from or incorporates ADVANCIS Know-How and/or infringes a Valid Claim of ADVANCIS Patents (a "Category C Product").

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         1.33     "PROGRAM INTELLECTUAL PROPERTY" means all Inventions,
discoveries and Know-How which are made, conceived, reduced to practice or generated in the course of (i) work performed by ADVANCIS for GSK pursuant to
Section 3.1 below or (ii) activities conducted under the process described in
3.4 (c) below, each regardless of whether the invention, discovery or know-how is patentable and regardless of whether it was made solely by an employee or agent of ADVANCIS, GSK, or jointly by ADVANCIS and GSK, or jointly by ADVANCIS and a Third Party.

         1.34 "PRSP" means penicillin-resistant S. pneumoniae with a breakpoint of 2 mcg/ml for amoxicillin.

         1.35 "PRSP CLAIM" means a claim for the treatment of PRSP in a proposed Product label filed by GSK with the FDA in connection with an NDA.

         1.36 "PRSP LABELING" means, in connection with a Product for which GSK has received NDA Approval from the FDA to include a PRSP Claim in the approved label and to Commercialize such Product for PRSP in the United States.

         1.37 "RECEIVING PARTY" means a Party that receives Confidential Information from a Disclosing Party, including, but not limited to, employees, directors and officers of the Receiving Party.

         1.38 "REGULATORY AUTHORITY" means those regulatory authorities in a particular country of the Territory outside of the United States that have equivalent authority in the relevant country to the FDA.

         1.39 "SOLE INVENTION" means any Invention conceived solely by the employees or agents of a Party or its Affiliates.

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         1.40     "SUBLICENSEE" means a Third Party to which GSK has granted sublicense rights under the licenses granted to GSK hereunder.

         1.41     "TERM" means the term of this Agreement as set forth in
Section 10.1.

         1.42     "TERRITORY" means all countries of the world.

         1.43 "THIRD PARTY" means any party(ies) other than ADVANCIS, GSK, or an Affiliate of either of them.

         1.44 "UNITED STATES" means the fifty states of the United States of America and all of its territories and possessions, including, without limitation, the District of Columbia and the Commonwealth of Puerto Rico.

         1.45 "VALID CLAIM" means either (i) a claim of an issued or unexpired patent within ADVANCIS Patents that has not been held unenforceable, unpatentable or invalid by a governmental agency or a court of competent jurisdiction in any unappealable or unappealed decision within the time allowed for appeal, and that has not been admitted to be unenforceable, unpatentable or invalid through abandonment, reissue, disclaimer or otherwise, or (ii) a claim of a pending patent application within ADVANCIS Patents that has not been abandoned or finally rejected by ADVANCIS without the possibility of appeal or refiling, provided that the claim at issue has been under examination for less than four (4) years.

                                    ARTICLE 2

                     GRANT OF LICENSES AND NEGOTIATION RIGHT

         2.1 LICENSE GRANT FROM ADVANCIS TO GSK. (a) Subject to the terms and conditions of this Agreement, ADVANCIS hereby grants to GSK an exclusive license, even as to ADVANCIS, with the right to grant sublicenses, under the ADVANCIS Patents and ADVANCIS Know-How to make, have made, use, sell, offer for sale and import Products in the Territory.

                  (b) GSK agrees that it will use ADVANCIS Technology and ADVANCIS Patents only as licensed under this Agreement, only as long as licensed under this Agreement and in each case in accordance with the terms and conditions of this Agreement.

                  (c) GSK shall have the right to grant sublicenses to a Third Party under the license granted pursuant to Section 2.1(a) provided that
(i) GSK shall be responsible for the making of all payments due, the making of reports under this Agreement, including milestones achieved and sales of Product by its Sublicensees and their Sublicensees' compliance with all applicable licensing terms of this Agreement to the extent that they are applicable to a Sublicensee; and (ii) each Sublicensee agrees in writing to comply with

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Sections 2.1(b), 6.4, 6.5, 10.5(d), Article 8 and Article 9 (with respect to
Confidential Information of ADVANCIS). Any sublicense granted by GSK to a Third Party shall include a provision prohibiting further sublicenses and a provision terminating the sublicense when the license to GSK terminates.

         2.2          CATEGORY B AND C PRODUCTS

         GSK will only develop or Commercialize a Category B Product or Category C Product if such development and/or Commercialization is approved in writing by ADVANCIS.

         2.3 It is expressly understood and agreed that the only licenses granted under this Agreement are the licenses expressly granted under this Agreement and that there is no implied license or license by estoppel.

                                    ARTICLE 3

                         DEVELOPMENT; COMMERCIALIZATION;

                         SUPPLY OF COMPOUND TO ADVANCIS

         3.1 PAYMENTS FOR ADVANCIS WORK PRODUCT. From time to time GSK may request ADVANCIS to conduct specific work or provide consultation beyond the transfer of ADVANCIS Know-How to GSK (which transfer includes the initial technology transfer as outlined in Section 3.4 and patent review). GSK shall make such request in writing, and ADVANCIS shall provide notice as to whether ADVANCIS accepts such request. ADVANCIS' agreement to perform such work is in ADVANCIS sole discretion and ADVANCIS may decline to perform such work for any reason or no reason. If ADVANCIS agrees to perform such work, ADVANCIS will also provide GSK with an estimate of the resources required to conduct such effort. As consideration for such effort actually conducted by ADVANCIS Qualified Employees (as defined below) and as authorized by GSK, in writing, GSK shall pay per ADVANCIS Qualified Employee a rate of [***] per hour, which rate shall change each calendar year upon the anniversary date of the Effective Date in accordance with the annual percentage change in the Consumer Price Index (U.S. Bureau of Labor Statistics for all urban consumers, U.S. city average - all items). The maximum amount GSK will be required to pay for any agreed upon scope of work is the estimate amount agreed to in advance by GSK unless GSK requests in writing that additional work be performed in addition to the original scope of work. Any work performed on a specific project or task assigned by GSK under this Agreement shall be performed only by an ADVANCIS Qualified Employee, i.e., an employee of ADVANCIS who is qualified, in GSK's sole discretion, to perform such work. GSK shall make payment to ADVANCIS on

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a quarterly basis for work conducted by ADVANCIS and authorized by GSK within forty-five (45) days after receipt of an invoice from ADVANCIS. Each invoice shall describe in detail the work performed by ADVANCIS Qualified Employees and a breakdown of hours of work performed, as is customary for the industry and the type of work being performed. ADVANCIS shall be responsible for paying all salaries, benefits, and payroll (or similar) taxes to all ADVANCIS Qualified Employees whether or not such individuals are actual employees of ADVANCIS and in no event will such ADVANCIS Qualified Employees be construed to be employees of GSK. It is understood that ADVANCIS shall keep weekly records of the hours of work of ADVANCIS Qualified Employees in a manner which will enable GSK or its authorized representative to audit such records and in sufficient detail to permit GSK to confirm the accuracy of payments due hereunder. No cost other than such hourly reimbursement rate of ADVANCIS Qualified Employees (e.g., per diem or out-of-pocket costs) shall be reimbursed by GSK unless specifically authorized by GSK in writing in advance.

         3.2 GSK DEVELOPMENT RESPONSIBILITY. As of the Effective Date, and at its sole cost and expense, GSK shall be solely responsible for, and have sole control over, clinical development including, but not limited to, clinical trials, manufacturing, and Commercialization of Product in the Territory. In addition, at its sole cost and expense, GSK shall be solely responsible for, and have sole control over, the development of the formulation of Product.

         3.3      GSK OBLIGATIONS/DEVELOPMENT AND FILINGS.

                  (a) GSK shall use Commercially Reasonable Efforts to develop a Product in the United States and to obtain NDA Approval. In the event that the first NDA Approval does not include PRSP labeling, GSK agrees to use Commercially Reasonable Efforts to try to obtain NDA Approval with PRSP Labeling.

                  (b) After obtaining NDA Approval for a Product, GSK shall, within six (6) months thereafter, launch such Product in the United States. GSK shall thereafter use Commercially Reasonable Efforts to Commercialize such Product in the United States.

                  (c) Development, regulatory filing, and Commercialization of Product outside of the United States shall be at GSK's sole discretion.

                  (d) Within sixty (60) days after the end of each calendar half-year, GSK shall provide a written summary report substantially in the form of and including the categories of information described in Schedule 3.3(d) attached hereto to ADVANCIS with respect to the efforts exerted by GSK to obtain NDA Approval and, after such approval is obtained, launch of Product in the United States. Notwithstanding the

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foregoing, it is understood and agreed that GSK has no obligation to disclose
GSK Confidential Information to ADVANCIS under this provision, including, but not limited to, GSK Proprietary Technology.

                  (e) GSK shall comply with all applicable laws, rules and regulations with respect to the import, export, manufacture, use and sale of Product.

                  (f) If GSK decides to discontinue (or suspend) the use of Commercially Reasonable Efforts with respect to development and/or marketing of Product, GSK shall notify ADVANCIS in writing within thirty (30) days after such decision.

                  (g) Subject to Section 11.1, in the event that GSK conducts no material activity toward the development or Commercialization of Product for a period of [***], ADVANCIS shall have the right, but not the obligation, to terminate this Agreement upon thirty (30) days written notice to GSK.

                  (h) If GSK has not commenced a Phase I Clinical Trial for a Product within thirteen months from the Effective Date and GSK has commenced a Phase I Clinical Trial for an Independent Product during such period, ADVANCIS shall have the right, but not the obligation, to terminate this Agreement upon thirty (30) days written notice to GSK, and such termination shall be effective upon the expiration of such thirty (30) day period unless GSK can provide evidence that GSK's failure to commence a Phase I Clinical Trial for a Product during such period is due to scientific, technical, or regulatory circumstances, or other circumstances beyond GSK's reasonable control, which caused such failure, despite GSK's use of Commercially Reasonable Efforts to commence such Phase I Clinical Trial within such period.

                  (i) If GSK has not commenced a Phase III Clinical Trial for a Product within thirty-seven months from the Effective Date and GSK has commenced a Phase III Clinical Trial for an Independent Product during such period, ADVANCIS shall have the right, but not the obligation, to terminate this Agreement upon thirty (30) days written notice to GSK, and such termination shall be effective upon the expiration of such thirty (30) day period unless GSK can provide evidence that GSK's failure to commence a Phase III Clinical Trial for a Product during such period is due to scientific, technical, or regulatory circumstances, or other circumstances beyond GSK's reasonable control, which caused such failure, despite GSK's use of Commercially Reasonable Efforts to commence such Phase III Clinical Trial within such period.

                  (j)      For the avoidance of doubt, a material breach of this
Section 3.3 shall be a material breach of this Agreement subject to the terms of
Section 10.2 below.

                  (k)      The remedies available under Section 3.3(g), (h) and
(i) are cumulative to any other remedies available under this Agreement, including those available for breach of Section 3.3(a).

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         3.4      ADVANCIS TECHNOLOGY TRANSFER. (a) Within thirty (30) days
after the Effective Date, ADVANCIS shall transfer, or cause to be transferred, to GSK, a copy of all documented ADVANCIS Know-How and orally communicate all material undocumented ADVANCIS Know-How licensed to GSK under this Agreement to enable GSK to develop, manufacture and commercialize Product. Such transfer will include, at a minimum, the information set forth in Schedule 3.4 to this Agreement, attached hereto and incorporated herein. ADVANCIS shall promptly disclose and supply to GSK any further material ADVANCIS Know-How licensed to GSK under this Agreement which may become known to ADVANCIS and which may be useful to GSK for purposes of this Agreement.

         (b) GSK may ask follow-up questions with regard to the transfer and implementation of the ADVANCIS Know-How and the contents of the ADVANCIS Patents. Such questions will be submitted to ADVANCIS in writing and ADVANCIS will provide written answers within a reasonable time free of charge to the extent that such questions can be answered without ADVANCIS having to conduct additional research or development.

         (c) GSK may determine that it wishes to obtain further understanding or conduct further discussions with ADVANCIS with respect to the application of ADVANCIS Patents and ADVANCIS Know-How (beyond that which is reasonably answered as described in subsection (b) above) and may request in writing that ADVANCIS participate in such discussions. ADVANCIS' participation in such discussions will be at its sole discretion and ADVANCIS may decline to participate for any reason or no reason.. If ADVANCIS agrees to participate, such further discussions will occur through the use of a team of one or more consultants who are (a) experts in formulation technology or development, (b) not employees of either GSK or ADVANCIS, and (c) mutually acceptable to both Parties ("Consultant(s)"). The role of such Consultants shall be to learn the relevant ADVANCIS Know-How necessary or useful for development or commercialization of Product to explain and assist GSK with implementing the ADVANCIS Know-How. Such Consultants shall be contractually bound to each of GSK and ADVANCIS and each such Consultant shall agree, in writing, that (x) all Inventions which are made, conceived, reduced to practice or generated by such Consultant in the course of or as a result of such contract will be Program Intellectual Property and will be solely owned by GSK, regardless of whether the invention is patentable and regardless of whether it was made solely by such Consultant, jointly by such Consultant and an employee of ADVANCIS and/or GSK, or jointly by such Consultant and a Third Party; (y) no information such Consultant learns from GSK as a result of any such contract shall be revealed to ADVANCIS unless such revelation is expressly authorized by GSK, in writing, prior to such disclosure, and (z) all

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information which such Consultant learns from either Party under such contract shall be kept confidential by such Consultant in accordance with confidentiality obligations to the disclosing Party which are at least as stringent as those which the Parties have undertaken under this Agreement. GSK shall be liable for all costs charged by such Consultants.

         3.5 TRADEMARKS. GSK, its Affiliates, and its Sublicensees shall have the right to market Product under their own labels, tradenames, and trademark(s) (collectively, the "GSK Marks") and GSK shall solely own such trademarks, labels and tradenames. GSK shall be responsible for the selection of all GSK Marks that it employs in connection with Product in the Territory and shall own and control such GSK Marks and retain ownership upon termination or expiration of this Agreement. GSK shall be responsible for filing, registering and maintaining any GSK Marks throughout the Territory.

         3.6 SUPPLY OF COMPOUND. In the event that ADVANCIS requires Compound to fulfill its internal manufacturing needs for Compound or its manufacturing needs for Compound under any agreement relating to Compound which it enters into with a Third Party, ADVANCIS shall present an offer to GSK to purchase Compound from GSK. In the event that within thirty (30) days GSK accepts the offer to supply Compound to ADVANCIS, the parties shall negotiate the terms of such supply in a definitive supply agreement (the "Supply Agreement") within sixty (60) days after the acceptance of the offer to supply, or such later date as is agreed upon in writing between the Parties. The Supply Agreement will contain terms and conditions as are customary in the pharmaceutical industry and shall include, but not be limited to terms covering the quality, specifications, yield, quantity, payment, batch failure, change control, regulatory obligations and audits, audit rights, information related to manufacture of Product, QA release, testing and shipping requirements. Notwithstanding the above, in no event shall such Supply Agreement require ADVANCIS to use GSK as its single source for its requirements of Compound for either its internal needs or for any agreement for Compound which it enters into with a Third Party, or require ADVANCIS to make such an offer only to GSK and not a Third Party.

                                    ARTICLE 4

                      FEE; MILESTONE PAYMENTS AND ROYALTIES

         4.1 INITIAL FEE BY GSK. In consideration for the license to the Licensed Technology with respect to Product granted by ADVANCIS to GSK hereunder, GSK shall pay to ADVANCIS five million US

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dollars (US $5,000,000) within fifteen (15) days after the Effective Date. This amount shall be non-refundable and non-creditable.

         4.2 MILESTONE PAYMENTS BY GSK FOR COVERED PRODUCT. In consideration for the license to the Licensed Technology with respect to Product granted by ADVANCIS to GSK hereunder, GSK shall pay to ADVANCIS the following non-refundable, non-creditable amounts following the first achievement of each of the following milestone events with respect to a Product, the manufacture, use or sale of which infringes a Valid Claim of an ADVANCIS Patent in the United States if it was manufactured, used or sold in the United States at the time the milestone is achieved ("Milestones"), but only in the event that such Product is the first to reach a particular milestone event:

                                     [***]

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                                     [***]



         (a) The achievement of Milestones 4 and 5 will occur with respect to the same NDA Acceptance in the event the first NDA Acceptance includes FDA Acceptance of an NDA for Product with a PRSP Claim.

         (b) The achievement of Milestones 6 and 7 will occur with respect to the same NDA Approval in the event the first NDA Approval includes FDA's approval of an NDA filed by or on behalf of GSK for marketing of Product in the United States for PRSP.

         (c) In the event that Milestone 3 of Section 4.2 is reached and Milestone 1 and/or Milestone 2 of Section 4.2 has not been paid, then such unpaid Milestone 1 and/or 2 of Section 4.2, as the case may be, shall become due and payable as of the date for payment of Milestone 3 of Section 4.2.

         (d) The achievement of Milestones 8, 9, and 10 may occur in the same calendar year and, thus, payments of Milestones 8, 9 and 10 may be cumulative and more than one of such Milestones may be made for the same calendar year. By way of illustration only: if aggregate sales of Product in a calendar year exceeds [***] and Milestone 8 has not been previously paid, then Milestones 8, and 9 are due for that calendar year.

         (e) Except as provided in Section 4.4 below, each milestone payment shall be made only one time regardless of how many times such milestones are achieved, and except as expressly provided otherwise in this Section 4.2, no payment will be made for Milestones that have not been achieved.

         (f) Milestone payments shall be payable by GSK to ADVANCIS within [***] after achievement of the relevant Milestone and receipt of an invoice for such amounts.

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         (g)      Milestone payments shall be payable when achieved, regardless of the order in which they are achieved.

         (h) Upon marketing of Product in the United States without PRSP labeling any of Milestones 1-4 and 6 that have not been paid shall be payable and upon marketing of Product in the United Sates with PSRP labeling any of Milestone's 1-7 that have not been paid shall be payable.

         (i) In the event that any of milestones 4, 5, 6 or 7 has been achieved, and any of milestones 1-3 has not been paid, then each such unpaid milestone is payable when any of milestones 4, 5, 6 or 7 is payable.

         (j) GSK agrees to promptly notify ADVANCIS in writing of the achievement of a milestone, in any event no later than ten (10) days after achievement thereof.

         4.3 MILESTONE PAYMENTS BY GSK FOR PRODUCT NOT COVERED BY A VALID CLAIM. In the event that the first Product to reach a particular Milestone would not infringe a Valid Claim of an ADVANCIS Patent in the United States if it was manufactured, used or sold in the United States at the time the Milestone is achieved, GSK shall pay to ADVANCIS [***] of the amount due for such event as provided in the chart in Section 4.2 above. If such a Product subsequently would infringe a Valid Claim of an ADVANCIS Patent in the United States, if such Product were manufactured, used or sold in the United States at the time the next relevant Milestone is achieved, all subsequent relevant Milestones will be paid at the full amount described in chart in provided in Section 4.2. If a Product which would not infringe a Valid Claim of an ADVANCIS Patent in the United States if it was manufactured, used or sold in the United States at the time the Milestone is achieved is the first Product to reach a particular Milestone, and subsequently a different Product the manufacture, use or sale of which would infringe a Valid Claim of an ADVANCIS Patent in the United States if it was manufactured, used or sold in the United States at the time the Milestone is achieved subsequently reaches such Milestone, then on the first occurrence of such a Product the manufacture, use or sale of such Product would infringe a Valid Claim of an ADVANCIS Patent in the United States if it was manufactured, used or sold in the United States at the time the Milestone is achieved the remaining [***] of the relevant Milestone will become payable. In each case, such amounts are non-refundable and non-creditable.

         4.4 ROYALTIES. (a) In consideration for the license to the Licensed Technology with respect to Product granted by ADVANCIS to GSK hereunder, GSK shall pay to ADVANCIS a royalty in an amount equal to the following percentages of the specified portions of the aggregate annual Net Sales of Products sold by GSK, its Affiliates, and its Sublicensees throughout the Territory in a calendar year as provided below:

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
-------------------------------------------------------------------------------------------------------
                                               Column A
                                       Applicable Royalty Rate
                                      for Product in country of                     Column B
                                      sale where Product infringes         Applicable Royalty Rate for
                                      a Valid Claim of an ADVANCIS         Product in countries where
  Worldwide annual Net Sales of       Patent in such country at time        royalties are not due for
       Licensed Products                       of sale                       Product under Column A
------------------------------------------------------------------------------------------------------
Up to and including [***]                     [***]                                  [***]
------------------------------------------------------------------------------------------------------
Over [***] up to and
including [***]                               [***]                                  [***]
------------------------------------------------------------------------------------------------------
Over [***] up to and
including [***]                               [***]                                  [***]
------------------------------------------------------------------------------------------------------
Over [***] up to and
including [***]                               [***]                                  [***]
------------------------------------------------------------------------------------------------------
Over [***] up to and
including [***]                               [***]                                  [***]
------------------------------------------------------------------------------------------------------
    Over [***]                                [***]                                  [***]
------------------------------------------------------------------------------------------------------

         (b) Achievement of the annual Net Sales thresholds recited above shall be determined by adding the total annual Net Sales of Product in all countries of the Territory where such sales are subject to royalties pursuant to this Agreement ; and the incremental royalty rates set forth in the chart above will only be applicable to the total annual Net Sales calculated as described in this Section 4.4(b). By way of illustration only, if worldwide net sales in a given year on Product are [***], then the royalty payable to ADVANCIS would be [***].

         (c) The obligation of GSK to pay royalties using the rates set forth in Section 4.4(a) above on Net Sales of Product in any country of the Territory will continue, on a country by country and Product-by-Product basis, until the later of (i) the date upon which all Valid Claims in such country have expired, or (ii) the date which is [***] from the date of First Commercial Sale of such Product in such country (the "Royalty Payment Period"). For the avoidance of doubt, it is understood and agreed that in countries where all Valid Claims in such country have expired sooner than the date which is [***] from the date of First Commercial Sale of Product in such country, GSK will pay royalties at the applicable reduced rates specified in the far right

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column of the chart in Section 4.4(a) above or as specified in Section 4.5, 4.6 or 478, if applicable, for the remainder of the Royalty Payment Period.

         4.5 COMPETING PRODUCTS. In each country in which a Third Party sells a product that is a pharmaceutical presentation or presentations of a combination of the Compound and a Beta Lactamase Inhibitor, which combination is in a formulation that results in a once a day formulation with similar label claims to Product sold by GSK or its Affiliate or Sublicensee for which royalties are due under this Agreement (such product sold by a Third Party being a "Third Party Product") , then any royalties due under Column A of Section 4.4(a) with respect to such Product in each such country shall be reduced by [***] in each calendar quarter in which such Third Party Product is on sale in each such country; and if due under Column B of Section 4.4(a), the royalty rate for such Net Sales will be [***]; provided further, that in all such cases GSK can demonstrate through any industry recognized survey that such sales of the Third Party Product in such country exceeds [***], on a unit sales basis, of the sales in such country of such Product by GSK during such calendar quarter.

         4.6 THIRD PARTY ROYALTIES. In the event that it becomes commercially necessary for GSK to obtain a patent license from a Third Party in order to make, have made, use, offer for sale, sell or import a Product sold by GSK or its Affiliate or Sublicensee for which royalties are due under this Agreement in a country of the Territory ("Third Party License"), [***] of the royalties paid under a Third Party License for sale of such Product in such country in a calendar quarter shall be creditable against the royalties owed to ADVANCIS hereunder with respect to such Product in such country in such calendar quarter up to an amount equal to [***] of the total royalties otherwise due for such Product in such country in such calendar quarter.

         4.7 COMPULSORY LICENSES. Should a compulsory license be granted by ADVANCIS to a Third Party under the applicable laws of any country in the Territory with respect to Product the royalty rate payable hereunder for sales of Products in such country will be adjusted to match any lower royalty rate granted to such Third Party for such country, with respect to the sales of such Products, and during such periods, for which such Third Parties sell, under the compulsory license, material quantities of articles that compete with Products then marketed and sold by GSK in that country.

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                                    ARTICLE 5

                            WARRANTIES AND COVENANTS

         5.1 REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES. Each Party represents and warrants to the other Party that, as of the Effective Date such Party is duly organized and validly existing and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

         5.2 REPRESENTATIONS AND WARRANTIES OF ADVANCIS. As of the Effective Date, ADVANCIS represents and warrants to GSK that:

(a)      ADVANCIS has the right to grant the licenses granted to GSK under
         Section 2.1 and, to the knowledge of ADVANCIS, there is nothing in any Third Party agreement that ADVANCIS has entered into as of the Effective Date that limits ADVANCIS' ability to grant the licenses granted to GSK under Section 2.1.

(b) To the knowledge of ADVANCIS, ADVANCIS owns or Controls all of the ADVANCIS Patents licensed to GSK under Section 2.1 that exist as of the Effective Date.

(c) Except for termination that may result under applicable bankruptcy laws, ADVANCIS has not encumbered Licensed Technology with liens, mortgages, security interests or otherwise that, if enforced, will result in termination of the licenses granted to GSK under Section 2.1.

(d) There are no existing or threatened actions, suits or claims pending against ADVANCIS with respect to ADVANCIS' right to grant the licenses granted to GSK, under Section 2.1.

(e) ADVANCIS has not granted any right, license or interest in or to the Licensed Technology that is in conflict with the rights or licenses granted to GSK under Section 2.1 of this Agreement.

(f) Without having made an investigation, ADVANCIS has no actual knowledge that the use of ADVANCIS Patent Rights for the purpose licensed to GSK under this Agreement would infringe a valid claim of a granted United States patent owned by a Third Party. The warranty of this Section 5.2(f) does not apply to any patent that is listed in Schedule 5.2(f).

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(g)      ADVANCIS has no actual knowledge that ADVANCIS Know-How licensed to GSK would constitute a misappropriation of a Third Party's trade secrets.

(h) To the knowledge of ADVANCIS, (i) the technical information and data provided to GSK by ADVANCIS with respect to ADVANCIS Know-How licensed to GSK under this Agreement is complete and accurate in all material respects and (ii) ADVANCIS has not withheld from GSK any technical information or data with respect to ADVANCIS Know-How licensed to GSK under this Agreement that would make such technical information provided to GSK misleading in any material respect.

(i) ADVANCIS has not intentionally concealed from GSK the existence of any material adverse data or information known to ADVANCIS concerning the quality, toxicity, safety and/or efficacy of ADVANCIS Know-How licensed to GSK under this Agreement.

(j) The ADVANCIS Patents that exist as of the Effective Date and that are licensed to GSK hereunder do not include any patent or patent application licensed to ADVANCIS that requires ADVANCIS to pay a royalty or other consideration based on Product sold by GSK, its Affiliates or their Sublicensees.

         5.3 COVENANTS. (a) ADVANCIS covenants and agrees that it will not enter into any agreement or grant any rights that are inconsistent with the licenses granted to GSK under Section 2.1.

         (b) Except for termination that may result from applicable bankruptcy laws, ADVANCIS agrees that it will not encumber Licensed Technology with liens, mortgages, security interests or otherwise that, if enforced, will result in termination of the licenses granted to GSK under Section 2.1.

         5.4 REPRESENTATIONS AND WARRANTIES OF GSK. GSK represents and warrants to ADVANCIS that, as of the Effective Date, there are no existing or threatened actions, suits or claims pending against GSK that will limit GSK's ability to perform all of the obligations undertaken by GSK hereunder.

         5.5 DISCLAIMER OF WARRANTIES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR MANDATED BY APPLICABLE LAW (WITHOUT THE RIGHT TO WAIVE OR DISCLAIM), NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE PRODUCT, ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS, OR OTHER SUBJECT

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MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL WARRANTIES, CONDITIONS OR
REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF PERFORMANCE, MERCHANTABILITY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

                                    ARTICLE 6

                              PAYMENTS AND REPORTS

         6.1 ROYALTY PAYMENTS. All royalty payments due hereunder shall be paid quarterly within [***] of the end of each calendar quarter. Each such payment shall be accompanied by a statement, on a Product-by-Product and country-by-country basis as to the amount of Net Sales, the amount of royalties due on such Net Sales, including an explanation and separate calculation of royalty reductions taken under Section 4.5, 4.6 and 4.7, and the conversion rates used in converting to United States Dollars. [***] The Parties acknowledge and agree that because certain deductions required to calculate Net Sales may take months before being confirmed with Third Parties (such as Medicare and Medicaid rebates), and that a final reconciliation of the royalties due hereunder will be completed nine (9) months after the end of the calendar year in which the estimated royalties were paid, and any balancing amount will be paid to ADVANCIS by GSK within [***] of ADVANCIS' receipt of such final reconciliation report.

         6.2 MODE OF PAYMENT. Each of ADVANCIS and GSK shall make all payments to the other required under this Agreement in United States Dollars. If governmental regulations prevent remittances from a foreign country with respect to sales made in that country, the obligation of GSK to pay royalties on sales in that country shall be suspended until such remittances are possible. ADVANCIS shall have the right, upon giving written notice to GSK, to receive payment in that country in local currency. Monetary conversion from the currency of a foreign country, in which Product is sold, into United States currency, shall be calculated at the actual average rates of exchange for the year to date as used by GSK in producing its quarterly and annual accounts, as confirmed by GSK's independent public auditors.

         6.3 MANNER OF PAYMENT. All sums due to ADVANCIS under this Agreement shall be payable in United States Dollars by wire transfer in immediately available funds to the designated account below in

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accordance with the following wire instructions, or such other account and instructions as may from time to time be designated in writing by an officer of
ADVANCIS:

         CASH-WIRE TRANSFER

         [***]


         6.4 RECORDS RETENTION. GSK and its Affiliates and Sublicensees shall keep complete and accurate records pertaining to the sale of Products in the Territory and covering all transactions from which Net Sales are derived for a period of three (3) calendar years after the year in which such sales occurred, and in sufficient detail to permit ADVANCIS to confirm the accuracy of payments due hereunder.

         6.5 AUDIT REQUEST. At the request and expense (except as provided below) of ADVANCIS, GSK and its Affiliates and Sublicensees shall permit an independent, certified public accountant appointed by ADVANCIS and reasonably acceptable to GSK, at reasonable times and upon reasonable notice, to examine those records and all other material documents relating to or relevant to Net Sales in the possession or control of GSK and/or its Affiliates and/or its Sublicensees. GSK shall provide such auditors with access to the records during reasonable business hours. Such access need not be given to, not shall request for access be requested for, any such set of records more often than once each calendar year, or more than three (3) years after the date of any report to be audited, and the auditors shall report to ADVANCIS no information other than the amount of royalty due. ADVANCIS shall provide GSK with written notice of its election to inspect and audit the records related to the royalty due hereunder not less than thirty (30) days prior to the proposed date of review of such records by ADVANCIS auditors. Results of any such examination shall be made available to both Parties. If, as a result of any inspection of the books and records of GSK or its Affiliates and/or its Sublicensees, it is shown

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that GSK's royalty payments under this Agreement were less than the amount which should have been paid, then GSK shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within forty five (45) days after ADVANCIS' demand therefor. Any over-payment will be credited against future amounts due to ADVANCIS hereunder and in the event no further payments are owed by GSK to ADVANCIS, ADVANCIS shall remit such amounts to GSK within forty-five (45) days after receipt of an invoice from GSK. Furthermore, if the royalty payments were less than the amount that should have been paid by an amount in excess of [***] not including the Medicare/Medicaid rebate adjustments estimated in good faith as described in Section 1.26 of the royalty payments actually made during the period in question, GSK shall also reimburse ADVANCIS for ADVANCIS' reasonable out-of-pocket costs related to such inspection.

         6.6 TAXES. GSK may withhold taxes in the event that revenue authorities in any country require the withholding of taxes on amounts paid hereunder to ADVANCIS. Any tax, duty or other levy paid or required to be withheld by GSK on account of royalties or other payments payable to ADVANCIS under this Agreement shall be deducted from the amount of royalties or other payments otherwise due. GSK shall secure and send to ADVANCIS proof of any such taxes, duties or other levies withheld and paid by GSK or its sublicensees for the benefit of ADVANCIS. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

         6.7      INTEREST.

                  Any payment due pursuant to this Agreement that is not made within [***] of the date due will accrue interest, compounded daily, for the number of days elapsed between the due date and the payment date at the Prime Rate plus [***]. The Parties agree this provision, unless otherwise provided, will not apply to payments that are the result of a subsequent adjustment of an estimated payment, including rebates, adjustments, returns or true-ups.

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                                    ARTICLE 7

                 PATENT PROSECUTION; ENFORCEMENT; INFRINGEMENT,

                             OWNERSHIP OF INVENTIONS

         7.1      OWNERSHIP OF INVENTIONS AND TECHNOLOGY.

                  (a) Ownership. All ADVANCIS Patents and ADVANCIS Know-How existing as of the Effective Date will remain the property of ADVANCIS, and GSK's right to use such Licensed Technology shall be limited to the license grant set forth in Section 2.1. All GSK Patents and Know-How (including, but not limited to, those related to GSK Proprietary Technology) existing as of the Effective Date shall remain the property of GSK, and ADVANCIS shall acquire no rights to such Patents and Know-How.

                  (b) Program Intellectual Property. GSK will own all right, title and interest in and to the Program Intellectual Property , including any intellectual property rights appurtenant thereto. ADVANCIS hereby assigns to GSK all its rights to and interest in Inventions within Program Intellectual Property made by ADVANCIS, its Affiliates or their Contractors engaged in the work performed pursuant to Sections 3.1 or Section 3.4(c), and will ensure that any agreements with Affiliates and Contractors include the assignment of such Inventions to ADVANCIS or directly to GSK. ADVANCIS will cooperate with GSK with respect to patent filing, prosecution and enforcement of such inventions within Program Intellectual Property.

                  (c) Subject to the provisions of Section 7.1(b) above, each Party will own all right, title and interest in Arising Technology that is its Sole Invention. ADVANCIS and GSK will each own an undivided 1/2 interest in, to and under Arising Technology that is a Joint Invention and all rights appurtenant thereto, and may practice and grant licenses to such Joint Inventions without a duty of accounting to, or the requirement of obtaining consent from, the other Party (subject to the express provisions of this Agreement), except for use in breach of the exclusivity provisions of this Agreement.

                  (d) Inventorship of Inventions will be determined in accordance with United States Patent law in the cause of patentable inventions, and in accordance with U.S. federal or state law, as appropriate in the case of non-patentable inventions.

         7.2 DISCLOSURE OF ADVANCIS PATENTS. ADVANCIS shall disclose to GSK the complete texts of all patent applications filed by ADVANCIS as of the Effective Date that are Licensed Technology, as well as all information received as of the Effective Date concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving such an ADVANCIS Patent Right anywhere in the Territory. ADVANCIS further agrees that it will disclose to GSK the complete texts of all patent applications filed by ADVANCIS after the Effective Date that are Licensed Technology as well as all information received after the Effective Date concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any

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official proceeding involving such an ADVANCIS Patent Right anywhere in the
Territory. GSK shall have the right to review all such pending applications and other proceedings and make recommendations to ADVANCIS concerning them and their conduct. ADVANCIS agrees to keep GSK promptly and fully informed of the course of patent prosecution or other proceedings by means that include providing GSK with copies of substantive communications, search reports and Third Party observations submitted to or received from patent offices throughout the Territory. GSK shall provide such patent consultation to ADVANCIS at no cost to ADVANCIS and shall treat all information disclosed to it under this Section as Confidential Information and subject to the provisions of this Agreement.

         7.3      PATENT FILING, MAINTENANCE AND PROSECUTION.

                  (a) GSK shall have the first right, using in-house or outside legal counsel selected at GSK's sole discretion, to prepare, file, prosecute, maintain and extend all GSK Sole Inventions and Joint Inventions in countries of GSK's choice throughout the Territory with appropriate credit to ADVANCIS representatives, including the naming of such Parties as inventors where appropriate and in accordance with the relevant legal requirements, for which GSK shall bear the costs relating to such activities which occur at GSK's request or direction. With respect to any Joint Inventions, GSK shall solicit ADVANCIS' advice and review of the nature and text of any such patent applications and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and GSK shall take into account ADVANCIS' reasonable comments related thereto.

         (b) ADVANCIS shall have the first right, using in-house or outside legal counsel selected at ADVANCIS' sole discretion, to prepare, file, prosecute, maintain and extend patent applications and patents concerning all ADVANCIS Patents and ADVANCIS Sole Inventions in countries of ADVANCIS' choice throughout the Territory, for which ADVANCIS shall bear the costs. ADVANCIS shall solicit GSK's advice and review of the nature and text of such patent applications to the extent such are Licensed Technology and important prosecution matters related thereto in reasonably sufficient time prior to filing thereof, and ADVANCIS shall take into account GSK's reasonable comments related thereto.

         (c) If GSK, prior or subsequent to filing patent applications on any Joint Invention in the Territory elects not to file, prosecute or maintain such patent applications or ensuing patents or claims encompassed by such patent applications or ensuing patents in any country of the Territory, as the case may be, GSK shall give ADVANCIS notice thereof within a reasonable period prior to allowing such patent applications or patents or

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such claims encompassed by such patent applications or patents to lapse or become abandoned or unenforceable, and ADVANCIS shall thereafter have the right, at its sole expense, to prepare, file, prosecute and maintain patent applications and patents or divisional applications related to such claims encompassed by such patent applications or patents concerning all such inventions and discoveries in countries of its choice throughout the world.

         (d) If ADVANCIS, prior or subsequent to filing patent applications on any ADVANCIS Patents or ADVANCIS Sole Invention that is Licensed Technology, ADVANCIS elects not to file, prosecute or maintain such patent applications or ensuing patents or claims encompassed by such patent applications or ensuing patents in any country of the Territory, ADVANCIS shall give GSK notice thereof within a reasonable period prior to allowing such patent applications or patents or such claims encompassed by such patent applications or patents to lapse or become abandoned or unenforceable, and GSK shall thereafter have the right, at its sole expense, to prepare, file, prosecute and maintain patent applications and patents or divisional applications related to such claims encompassed by such patent applications or patents concerning all such inventions and discoveries in countries of its choice throughout the world.

         (e) The Party filing patent applications for Joint Inventions shall do so in the name of and on behalf of both GSK and ADVANCIS.

         (f) Each of ADVANCIS and GSK shall hold all information it presently knows or acquires under this Section 7.3 that is related to all such patents and patent applications of the other Party as confidential subject to the provisions of this Agreement.

         (g) Each Party shall cooperate with the other as reasonably requested to effect the provisions of this Section 7.3.

         7.4      ENFORCEMENT.

                  (a) ADVANCIS Patents. Subject to Section 7.4(b) below, in the event that a Party learns that any ADVANCIS Patents are infringed by manufacture, use or sale of Product by a Third Party in any country in the Territory, such Party shall promptly notify the other Party hereto. GSK shall have the initial right (but not the obligation) to enforce such ADVANCIS Patents against such Third Party infringer, at its expense, and to use ADVANCIS' name in connection therewith; provided that such use without ADVANCIS' written consent may only occur where required by law for GSK to bring such action. In the event that GSK fails to initiate a suit to enforce such ADVANCIS Patents against such a Third Party against such Product in any jurisdiction in the Territory within ninety (90) days after notification of such infringement, ADVANCIS may

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initiate such suit in the name of the ADVANCIS with regard to the applicable
ADVANCIS Patents against such infringement, at the expense of ADVANCIS, and to use GSK's name in connection therewith. The Party involved in any such claim, suit or proceeding (the "Enforcing Party"), shall keep the other Party hereto reasonably informed of the progress of any such claim, suit or proceeding. ADVANCIS and GSK shall recover their respective actual out-of-pocket expenses, or equitable proportions thereof, associated with any litigation or settlement thereof from any recovery made by any Party. Any excess amount shall be retained by the Enforcing Party except if GSK is an Enforcing Party in which case, such excess amount shall be Net Sales subject to royalty under Column A of Section
4.4. Within the sole discretion of ADVANCIS, ADVANCIS may jointly institute such action with GSK (ADVANCIS shall be responsible for its expenses), in which case ADVANCIS shall have joint control over such action with GSK insofar as the action affects the validity and/or enforceability and/or scope and/or ownership of ADVANCIS Patents. In any such action, GSK shall make no admission, decision, agreement, settlement or compromise that will or is likely to adversely affect the validity and/or enforceability and/or scope and/or ownership of any ADVANCIS Patents unless agreed to in writing by ADVANCIS.

                  (b) Jointly Owned Patents. Notwithstanding Section 7.4(a) above, in the event that any patent related to a Joint Invention is infringed or misappropriated by a Third Party, GSK and ADVANCIS shall discuss whether, and, if so, how, to enforce such jointly owned patent or defend such jointly owned patent in an infringement action, declaratory judgment or other proceeding. In the event only one Party wishes to participate in such proceeding, it shall have the right to proceed alone, at its expense and may retain any recovery; provided, at the request and expense of the participating Party, the other Party agrees to cooperate and join in any proceedings in the event that a Third Party asserts that the co-owner of such Joint Invention is necessary or indispensable to such proceedings.

                  (c) In any infringement suit that either Party may institute pursuant to the terms hereof to enforce any ADVANCIS Patents Rights pursuant to this Agreement, the other Party hereto shall, at the request of the Party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like. All reasonable out-of-pocket costs incurred in connection with rendering cooperation requested hereunder shall be paid by the Party requesting cooperation.

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         7.5.     INFRINGEMENT CLAIMS. If the manufacture, sale or use of
Product in the Territory pursuant to this Agreement results in any claim, suit or proceeding alleging patent infringement against ADVANCIS or GSK, such Party shall promptly notify the other Party hereto. If GSK is not named as a party in such a claim, suit or proceeding, GSK may, at its own expense and through counsel of its own choice, seek leave to intervene in such claim, suit or proceeding. ADVANCIS agrees not to oppose such intervention If GSK, and not ADVANCIS, is named as a party to such claim, suit or proceeding, GSK shall have the right to control the defense and settlement of such claim, suit or proceeding, at its own expense, using counsel of its own choice, however ADVANCIS, at its own expense and through counsel of its own choice, may seek to intervene if the claim, suit or proceeding relates to the commercialization of the Product in the Territory, and in such event, GSK agrees not to oppose such intervention. If GSK is named as a party and ADVANCIS shall, at any time, tender its defense to GSK, then GSK shall defend ADVANCIS in such claim, suit or proceeding, at GSK's own expense and through counsel of its own choice, and GSK shall control the defense and settlement of any such claim, suit or proceeding; provided, GSK shall not enter into any agreement, settlement or compromise or make any decision or admission (i) that extends or purports to exercise GSK's rights under Licensed Technology beyond the rights granted pursuant to this Agreement, (ii) regarding (a) wrongdoing on the part of ADVANCIS, or (b) that adversely affects the validity, enforceability, infringement or scope of any ADVANCIS Patents or patent claiming a Joint Invention, without the prior written consent of ADVANCIS, which consent shall not be unreasonably withheld. The Parties shall cooperate with each other in connection with any such claim, suit or proceeding and shall keep each other reasonably informed of all material developments in connection with any such claim, suit or proceeding. Subject to the terms of Section 4.6, GSK shall assume full responsibility for the payment of any award for damages, or of any amount due pursuant to any settlement entered into by GSK with such Third Party with respect to any such claim, suit or proceeding.

         7.6 LITIGATION ACTIVITIES UPDATE. The Parties shall keep one another informed of the status of and of their respective activities regarding any litigation or settlement thereof concerning Licensed Technology, provided however that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought by a Party pursuant to this
Article 7 may be entered into without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

         7.7 THIRD PARTY ACTIONS AS TO ADVANCIS PATENTS. In the event a Third Party brings an action with respect to the validity or enforceability of ADVANCIS Patents, ADVANCIS shall have the sole right to defend such action at the cost and expense of ADVANCIS, except if such claim of invalidity or

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unenforceability is part of an infringement action initiated by GSK under an
ADVANCIS Patent Right pursuant to Section 7.2, in which case, GSK shall have the right to defend such claim at the cost and expense of GSK alone, or within the sole discretion of ADVANCIS, jointly with ADVANCIS.

                                    ARTICLE 8

                                 INDEMNIFICATION

         8.1 GSK INDEMNIFICATION. GSK shall defend, indemnify and hold harmless ADVANCIS and its Affiliates and their respective directors, officers, employees, agents and counsel and the successors and assigns of the forgoing (the "ADVANCIS Indemnitees"), from and against any and all liabilities, damages, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration actually incurred) resulting from a claim, suit or proceeding (including any manufacturing or other product defects, failure to comply with regulatory and other legal requirements, failure to provide adequate warnings and misuse of the Product) brought by a Third Party against an ADVANCIS Indemnitee arising from or occurring as a result of: (i) the research, testing, development, manufacture, use, distribution or sale of any Product by GSK, its Affiliates, distributors, co-marketers or Sublicensees, their agents or any person or entity that prepares or manufactures Product for or on behalf of any of the foregoing or (ii) GSK's material breach of any representation or any warranty set forth in Sections 5.1 or 5.4 (each a "Third Party Claim"), except those losses which have been determined by a court to solely arise out of the willful misconduct of ADVANCIS or to the extent that ADVANCIS is obligated to indemnify GSK under Section 8.1 below.

         8.2 ADVANCIS INDEMNIFICATION. ADVANCIS shall indemnify and hold harmless GSK and its Affiliates, and their respective directors, officers, employees, agents and counsel, and the successors and assigns of the foregoing (the "GSK Indemnitees"), from and against any and all liabilities, damages, losses, costs or expenses (including reasonable attorneys' and professional fees and other expenses of litigation and/or arbitration actually incurred) arising from or occurring as a result of ADVANCIS material breach of any representation or any warranty set forth in Sections 5.1 or 5.2, except, in each case, to the extent caused by the willful misconduct of GSK or to the extent that GSK is obligated to indemnify ADVANCIS under Section 8.1 above.

         8.3 COSTS OF ENFORCEMENT. As the parties intend complete indemnification, all costs and expenses of enforcing any provision of this
Article 8 shall also be reimbursed by the indemnifying Party.

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         8.4      CONDITIONS TO INDEMNIFICATION. A Party that intends to claim indemnification under this Section (the "Indemnitee") shall promptly notify the other Party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Parties, whether or not the underlying Third Party Claim is rightfully brought. In addition to counsel provided by the Indemnitor, an Indemnitee shall have the right to retain its own counsel at its own cost in such proceedings. The indemnity agreement in this Article 8 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after Indemnitee has knowledge of any claim, suit or demand or the commencement of any suit, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 8. At the Indemnitor's request, the Indemnitee under this Article 8, and its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification and provide full information with respect thereto. The Indemnitor shall not settle or compromise any such Third Party Claim without the written consent of the Indemnitee which consent shall not be unreasonably withheld, but such consent shall not be required if the settlement or compromise involves only the payment of monies and the Indemnitee obtains a complete release thereunder.

         8.5 CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, TREBLE OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER LEGAL THEORY; PROVIDED, HOWEVER, THAT THIS LIMITATION SHALL NOT LIMIT THE INDEMNIFICATION OBLIGATION OF SUCH PARTY UNDER THE PROVISIONS OF SECTIONS 8.1 or
8.2 OF THIS ARTICLE 8 FOR SUCH DAMAGES CLAIMED BY A THIRD PARTY.

                                    ARTICLE 9

                   EXCHANGE OF INFORMATION AND CONFIDENTIALITY

         9.1 NON-DISCLOSURE. Except as expressly provided in Section 9.2, the Parties agree that, for the Term of this Agreement and for five (5) years thereafter, the Receiving Party shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose except for the purposes

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contemplated by this Agreement, any Confidential Information furnished to it by the Disclosing Party hereto pursuant to this Agreement, except that to the extent that it can be established by the Receiving Party by competent proof that such Confidential Information:

         (i) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

         (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

         (iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

         (iv) was independently developed by the Receiving Party without reference to any information or materials disclosed by the Disclosing Party; or

         (v) was subsequently disclosed to the Receiving Party by a person other than a Party without breach of any legal obligation to the Disclosing Party.

         9.2 PERMITTED DISCLOSURES. Each Party hereto may disclose the other's Confidential Information to the extent such disclosure is reasonably necessary in connection with the conduct of the development, manufacturing and commercialization activities to be conducted hereunder, in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense or otherwise exercising its rights hereunder, provided that if a Party is required to make any such disclosure of another Party's Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the latter Party of such disclosure and, save to the extent inappropriate in the case of patent applications, will secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise).

         9.3 TAX TREATMENT. (a) GSK or any Affiliate of GSK (a "GSK Entity") that has received (or whose agents or representatives have received) a statement made by (or on behalf of) ADVANCIS or any Affiliate of ADVANCIS (an "ADVANCIS Entity") as to the tax consequences to the GSK Entity of any of the arrangements, agreements, or transactions provided for in this Agreement may disclose as it wishes the tax treatment and tax structure of such arrangement, agreement, or transaction, including any tax opinions or tax analyses related thereto.

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         (b)      Any ADVANCIS Entity that has received (or whose agents or
representatives have received) a statement made by (or on behalf of) a GSK Entity as to the tax consequences to the ADVANCIS Entity of any of the arrangements, agreements, or transactions provided for in this Agreement may disclose as it wishes the tax treatment and tax structure of such arrangement, agreement, or transaction, including any tax opinions or tax analyses related thereto

         9.4 PUBLIC ANNOUNCEMENTS. No public announcement or any other disclosure to Third Parties concerning the terms or subject matter of this Agreement or public announcement as to the existence or termination of this Agreement may be made, either directly or indirectly, by any Party to this Agreement, except as may be required by applicable law, rule, regulation or court order or as may be required for recording purposes, without first obtaining the written approval of the other Party and agreement upon the nature and text of such announcement or disclosure, which approval shall not be withheld or delayed unreasonably. The Party desiring to make any such public announcement or other public disclosure (including those that are legally required or may be required for recording purposes) shall inform the other Party of the proposed announcement at least five (5) business days prior to proposed release of such announcement or such disclosure, and shall provide the other Party with a written copy thereof, in order to allow such other Party to comment upon and approve or disapprove where approval is required, such announcement or such disclosure.

         9.5 The material terms of this Agreement will be the Confidential Information of each Party subject to the special authorized disclosure provisions set forth below in this Section 9.5 and the authorized disclosure provisions set forth in Section 9.4. The Parties acknowledge that either Party may be obligated to file a copy of this Agreement with the U.S. Securities and Exchange Commission (the "SEC") with its next quarterly report on Form 10-Q, annual report on Form 10-K or current report on Form 8-K or with any registration statement filed with the SEC pursuant to the Securities Act of 1933, as amended. Each Party will be entitled to make any such required filing; provided that it requests confidential treatment of the more sensitive terms hereof to the extent such confidential treatment is reasonably available to the filing Party under the circumstances then prevailing. In the event of any such filing, the filing Party will provide the non-filing Party with an advance copy of the Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and will reasonably consider the non-filing Party's timely comments thereon. A Party may disclose the terms of this Agreement to a Third Party with the consent of the other Party, which will not be unreasonably withheld. Notwithstanding the foregoing, a Party may disclose the terms and conditions of this Agreement to a Third Party without such consent or approval under an obligation of non-disclosure at least as strict as in this Agreement and

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an obligation of non-use other than for the purposes disclosed (i) in connection with a transaction or proposed transaction involving a merger, consolidation, stock purchase, a sale of the business and/or assets of a Party in the entirety and/or the portion thereof to which this Agreement is directed or similar transaction, or (ii) in connection with a public or private financing, loan, equity investment or similar transaction , (iii) or in connection with a licensing transaction, where such disclosure is solely with respect to the scope of the license granted under this Agreement. In the event that after good faith efforts, ADVANCIS can not obtain a confidentiality agreement with respect to the events of (i) or (ii) of the preceding sentence, ADVANCIS will have the right to make such disclosure without an obligation of confidentiality.

         9.6 THIRD PARTY PUBLICATIONS. ADVANCIS shall not submit for written or oral publication any manuscript, abstract or the like which includes data or other information pertaining to Product without first obtaining the prior written consent of GSK (which consent shall not be withheld and/or delayed unreasonably).

         9.7 BANKRUPTCY. All Confidential Information disclosed by a Disclosing Party to a Receiving Party shall remain the intellectual property of the Disclosing Party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a Party to this Agreement based on the insolvency or bankruptcy of such Party, the bankrupt or insolvent Party shall promptly notify the court or other tribunal (1) that Confidential Information received from a Disclosing Party under this Agreement remains the property of the Disclosing Party, and (2) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent Party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the Disclosing Party's Confidential Information and to ensure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.

         9.8 LIABILITY. A Party shall be liable for a breach of the obligations of this Article 9 by an employee or agent of such Party.

                                   ARTICLE 10

                                TERM; TERMINATION

         10.1     TERM.

                  (a) This Agreement shall commence as of the Effective Date and, unless sooner terminated pursuant to Section 10.2, 10.3, 10.4, shall continue in full force and effect on a country by country and Product by Product basis for the Royalty Payment Period.

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                  (b)      Upon expiration of the Royalty Payment Period in a
particular country of the Territory, GSK will have a fully paid up, royalty free, perpetual, irrevocable, exclusive, worldwide license under Section 2.1, with the right to sublicense and GSK will be free to make, have made, use and sell Compound and Product and to use Licensed Technology under such license in such country, without further royalty payments or any other remuneration to ADVANCIS.

         10.2 TERMINATION FOR MATERIAL BREACH. Either Party may terminate this Agreement in the event the other Party has materially breached or defaulted in the performance of any of its obligations hereunder. The breaching Party will have [***] (the "Cure Period") to cure such breach. If such default is not corrected within the Cure Period after receiving written notice from such Party with respect to such default or such plan is not offered, such notifying Party shall have the right to terminate this Agreement by giving written notice of termination to the Party in default, provided the notice of default is given within [***] of when the Party giving notice knew of the default and prior to correction of the default. Any termination of this Agreement after the expiration of the applicable Cure Period will take effect upon delivery of the notice of termination. The right to terminate this Agreement is in addition to any other remedies available at law or in equity.

         10.3 TERMINATION FOR BANKRUPTCY; RETENTION OF LICENSE. If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization or the dissolution of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter, the other Party may immediately terminate this Agreement effective upon notice of such termination. Notwithstanding the bankruptcy of a Party, or the impairment of performance by a Party of its obligations under this Agreement as a result of bankruptcy or insolvency of such Party, and subject to such Party's rights to terminate this Agreement for reasons other than bankruptcy or insolvency as expressly provided in this Agreement, the other Party shall be entitled to retain the licenses under the terms and conditions granted herein, provided that such other Party has not terminated this Agreement.

         10.4 TERMINATION FOR CONVENIENCE BY GSK. GSK shall have the right to terminate this Agreement in its sole discretion for any reason on a country-by-country basis, or in its entirety, by giving ADVANCIS at least sixty
(60) days prior written notice.

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         10.5     EFFECT OF EXPIRATION OR TERMINATION.

         (a) Termination of this Agreement shall terminate the rights and obligations of the Parties under this Agreement; provided, however, termination of this Agreement for any reason will not release any Party hereto from any liability that, at the time of such termination, has already accrued to the other Party or that is attributable to a period prior to such termination, nor will termination preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity that have accrued or are based upon any event occurring prior to such termination nor will termination affect the rights and obligations of the Parties that survive termination under Section 10.6.

         (b) Upon termination of this Agreement (other than expiration under Section 10.1), GSK shall not develop or Commercialize Product that was developed or Commercialized pursuant to this Agreement prior to termination of the Agreement.

         (c) Upon the termination of any rights granted hereunder, in whole or in part as to any country in the Territory, for any reason other than a failure to cure a material breach of this Agreement by GSK, GSK shall have the right to dispose of all Product then on hand to which such termination applies, and the royalties and Milestones shall be paid to ADVANCIS with respect to such as though such rights had not terminated.

         (d) Upon any termination of this Agreement, GSK and ADVANCIS shall promptly return to the other Party all materials and tangible Confidential Information received from the other Party (except one copy of which may be retained by legal counsel for archival purposes).

         10.6 BANKRUPTCY PROVISIONS. All rights and licenses rights granted under or pursuant to the Agreement by ADVANCIS to GSK are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the U.S. Bankruptcy Code. The Parties agree that GSK, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by GSK of its pre-existing obligations under the Agreement. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against ADVANCIS under the U.S. Bankruptcy Code, GSK shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to GSK (1) upon any such commencement of a bankruptcy proceeding upon written request therefore by GSK, unless ADVANCIS elects to continue to perform all of its obligations

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under this Agreement, or (2) if not delivered under (1) above, upon the rejection of this Agreement by or on behalf of ADVANCIS upon written request therefore by GSK.

         10.7     SURVIVING OBLIGATIONS.

         Sections 2.1(b), 5.5, 6.1, 6.4, 6.5, 7.1, 8.1-8.5, 9.1-9.8, 10.3, 10.5,
10.6 and 10.7 and Articles 1 and 12 will survive the expiration or termination of this Agreement for any reason. In addition, any other provision required to interpret and enforce the Parties' rights and obligations under this Agreement shall also survive, but only to the extent required for the observation and performance of the aforementioned surviving portions of this Agreement.

                                   ARTICLE 11

                                  FORCE MAJEURE

         11.1 EVENTS OF FORCE MAJEURE. Except for payments due under this Agreement, neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under or in breach of any provision of this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the control of the Party, including, without limitation, earthquakes, riots, civil commotion, terrorism, war, hostilities between nations, governmental laws, order or regulation, embargo, action by the government or any agency thereof, acts of God; storm, fire, accident, labor dispute or strike, sabotage, explosion or other similar or different contingencies, in each case, beyond the reasonable control of the respective Party. In such event, the Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use its best endeavors to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than six (6) months, the parties hereto shall consult with respect to an equitable solution including the possible termination of this Agreement.

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                                   ARTICLE 12

                                  MISCELLANEOUS

         12.1 RELATIONSHIP OF PARTIES. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between GSK and ADVANCIS. Except as otherwise expressly provided herein, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for the act of any other Party, unless such act is expressly authorized in writing by both Parties hereto.

         12.2 ASSIGNMENT. Neither Party shall be entitled to assign its rights or duties hereunder without the express written consent of the other Party hereto, except that both GSK and ADVANCIS may otherwise assign their respective rights and transfer their respective duties hereunder without such consent (1) to an Affiliate of such Party, or (2) to an assignee or transferee of all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale, consolidation or similar transaction) and provided that the assignee agrees in writing to be bound by the terms and conditions of this Agreement and the assigning party remains liable thereunder. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the Parties. Nothing in this Section 12.2 shall be construed to prevent GSK from sublicensing its rights to develop, manufacture or commercialize Product under this Agreement.

         12.3 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         12.4 NOTICE. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

         (a)      In the case of GSK, to:
                  Glaxo Group Limited
                  Glaxo Wellcome House
                  Berkeley Avenue
                  Greenford, Middlesex
                  England UB6 0NN

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                  Attention: The Company Secretary Facsimile
                  Facsimile: 44 208 047 6905

                  With a copy to:

                  GlaxoSmithKline

                  709 Swedeland Rd.

                  King of Prussia, PA 19406

                  Attention:       Senior Vice President,

                                   Worldwide Business Development

                  Telephone:       [***]

                  Facsimile:       [***]

                  With a copy to:

                  GlaxoSmithKline

                  Corporate Legal Department

                  2301 Renaissance Blvd.

                  Mail Code RN0220

                  King of Prussia, PA 19406-2772

                  Attention:       Head, Business Development Transactions Team

                  Telephone:       [***]

                  Facsimile:       [***]

         (b)      In the case of ADVANCIS, to:

                  ADVANCIS PHARMACEUTICAL CORP.

                  20425 Seneca Meadows Parkway

                  Germantown, Maryland 20876

                  Attention: CEO

                  Telephone:       [***]

                  Facsimile:       [***]

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or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third business day after such notice or request was deposited with the U.S. Postal Service.

         12.5 USE OF NAME. Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name or trademark of the other Party for any purpose in connection with the performance of this Agreement.

         12.6 WAIVER. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

         12.7 SEVERABILITY. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement and the parties shall negotiate, in good faith, a new provision which will, as closely as possible, carry out the intentions of the parties provided for in the invalidated provision. If such agreement is not reached in sixty (60) days, the affected Party(ies) may terminate this Agreement. In the event that in any country the payment of royalties over the entire Term is invalid or illegal, then this Agreement shall be amended so that royalty payments are made only over the portion of the Term that is legal and valid, with such royalty payments being increased during the new term so that the total amount of royalties over the shortened term in any such country is equal to the total amount of royalties that would have been paid over the entire Term in any such country.

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         12.8     AMENDMENT. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

         12.9 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to its choice of law principles.

         12.10 ENTIRE AGREEMENT. This Agreement, together with the Exhibits hereto, sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions and negotiations between them, and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the Party to be bound thereby.

         12.11 PARTIES IN INTEREST. All the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

         12.12 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

         12.13 CONSTRUCTION. Except where the context otherwise requires, where used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders and the word "or" is used in the inclusive sense (and/or). The term "including" as used herein will mean including, without limiting the generality of any description preceding such term. All references to "$" and dollars shall be deemed to refer to United States currency unless otherwise specifically provided herein. All references to the word "will" are interchangeable with the word "shall" and shall be understood to be imperative or mandatory in nature. "Herein," "hereby," "hereunder," "hereof" and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. The language of this Agreement is English. No rule of strict construction will be applied against either Party hereto. Unless expressly provided herein to the contrary, all time limits, notice periods, deadlines or the like described herein will be governed by the follow parameters: (i) for all time periods that are 5 days in length or less, such periods will be deemed to be business days and (ii) for all time periods greater than 5 days in length will be deemed to be calendar days.

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         12.13    RECORDING. GSK shall have the right, at any time, to record, register, or otherwise notify this Agreement in appropriate governmental or regulatory offices anywhere in the Territory and ADVANCIS shall provide reasonable assistance to GSK in effecting such recording, registering or notifying.

         12.14 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement. A signature on a copy of this Agreement received by either Party by facsimile is binding upon the other Party as an original. Both Parties agree that a photocopy of such facsimile may also be treated by the Parties as a duplicate original.

         12.15 PERFORMANCE BY AFFILIATES AND SUBCONTRACTORS. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates or Third Party subcontractors unless otherwise expressly limited herein; provided, however, that each Party will remain responsible for the performance by its Affiliates and subcontractors and will cause its Affiliates and subcontractors to comply with the provisions of this Agreement in connection with such performance. Wherever in this Agreement the Parties delegate responsibility to Affiliates or local operating entities, the Parties agree that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

              THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

                                            ADVANCIS PHARMACEUTICAL CORP.

                                    By: /s/ Edward M. Rudnic
                                        ---------------------------------------
                                    Name: Edward M. Rudnic, PhD
                                    Title President & Chief Executive Officer

                                            GLAXO GROUP LIMITED,

                                            D/B/A GLAXOSMITHKLINE

                                    By: /s/ Jean-Pierre Garnier
                                        ---------------------------------------
                                    Name: Jean-Pierre Garnier
                                    Title Attorney-in-Fact

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